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                              WARBURG, PINCUS TRUST
                              ---------------------




                        Certificate of Establishment and
                  Designation of the Growth & Income Portfolio



         The undersigned, being the Assistant Secretary of Warburg, Pincus Trust, a Massachusetts trust with transferable shares (the "Fund"), being hereunto authorized by vote of a Majority of the Trustees of the Fund acting pursuant to Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust of the Fund dated March 15, 1995, as now in effect (the "Declaration"), does hereby establish and designate the following Portfolio (in addition to the Portfolios now existing) into which the assets of the Fund shall be divided:

                            Growth & Income Portfolio

(the "Additional Portfolio"), having relative rights and preferences as follows:

         1. The beneficial interest in the Additional Portfolio shall be represented by a separate series (the "Additional Series") of shares of beneficial interest, par value one mil ($.001) per share ("Shares"), which shall bear the name of the Additional Portfolio to which it relates and shall represent the beneficial interest only in such Additional Portfolio. An unlimited number of Shares of the Additional Series may be issued.

         2. The Additional Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933, as amended.

         3. The Shares of the Additional Portfolio, and the Series thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in paragraphs (a) through (l) of
Section 6.2 of the Declaration. Without limitation of the foregoing sentence, each Share of the Additional Series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the Portfolio to which that Additional Series relates, all as provided in the Declaration of Trust.



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         4. This Certificate may be executed in several counterparts, each of which shall be an original and all of which shall constitute one instrument.

         IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


                                                  /s/ Janna Manes
Dated: July 31, 1997                       ______________________________
                                              Name:  Janna Manes
                                              Title: Assistant Secretary



                                 ACKNOWLEDGMENT
                                 --------------


STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )  ss.                             July 31, 1997


         Then personally appeared the above named Janna Manes and acknowledged the foregoing instrument to be his/her free act and deed.

         Before me,

                                               /s/ Cheryl Horowitz
                                              _____________________________
                                                      Notary Public


         My Commission Expires: May 16, 1999

                                                      CHERYL HOROWITZ
                                               NOTARY PUBLIC, State of New York
                                                       No. 31-5043759
                                              Qualified in New York County





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